Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Raven Industries, Inc. of our report dated March 23, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal controls over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in Raven Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. We also consent to the incorporation by reference of our report dated March 23, 2006, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 1, 2006